Exhibit 99.1

NEWS RELEASE

Contacts:	David W. Pijor	Patricia A. Ferrick
	Chairman and CEO	President
	FVCBankcorp, Inc.	FVCBankcorp, Inc.
	(703) 436-3802	(703) 436-3822
	DPijor@FVCBank.com	PFerrick@FVCBank.com

FVCBANKCORP, INC. COMPLETES MERGER
WITH COLOMBO BANK

FAIRFAX, VA — (BUSINESS WIRE)— October 12, 2018 — FVCBankcorp, Inc. (“FVCB” or the “Company”) (Nasdaq: FVCB), announced that the acquisition of Colombo Bank (“Colombo”), through the merger of Colombo with and into FVCbank, became effective on October 12, 2018, after the close of business.

As a result of the merger, FVCbank has aggregate assets on a pro forma basis as of June 30, 2018 of approximately $1.4 billion, net loans of approximately $1.1 billion and deposits of approximately $1.2 billion. FVCbank now has 11 full service branches in Northern Virginia, Montgomery County, Maryland, Baltimore, Maryland and the District of Columbia and one loan production office in Lutherville, Maryland.

Each share of Colombo common stock has been converted into 0.002217 shares of FVCB common stock and $0.053157 in cash, as a result of the effectiveness of the merger, except that any beneficial owner of Colombo common stock that is entitled to receive fewer than 100 shares of FVCB common stock is entitled to elect to receive all cash consideration of $0.096649 per share of Colombo common stock. As a result of the acquisition, FVCB is issuing approximately 763,000 shares of FVCB common stock. The aggregate value of the transaction, based on FVCB’s closing price on October 12, 2018 is approximately $33.3 million.

“We are extremely excited about our combination with Colombo Bank and what this means for customers, shareholders and the community,” said David W. Pijor, Chairman and Chief Executive of FVCB and FVCbank. “We are dedicated to providing our customers in our Maryland and Washington D.C. markets with a high level of service, value added technology and banking products, and a commitment to excellence. We welcome Morton Bender to our Board, Gil Kennedy as our Regional President for Washington D.C./Maryland and the team of Colombo professionals to our combined company.”

Mr. Bender stated, “I am proud to be joining FVCB’s and FVCbank’s boards of directors and working to expand the combined bank’s customer reach within our larger branch footprint. I am very pleased to have combined Colombo Bank in partnership with FVCB, a company committed to excellence in the community banking model.”

Mr. Kennedy said, “I am delighted to be joining FVCbank as an executive officer and market president expanding on the great momentum our colleagues at Colombo have achieved in recent years. I look forward to working with FVCbank’s exceptional people to continue to serve our existing customers and develop new customers.”

About FVCBankcorp, Inc.

FVCbank commenced operations in November 2007 and is the wholly-owned subsidiary of FVCB. FVCbank is a $1.1 billion Virginia-chartered community bank serving the banking needs of commercial businesses, nonprofit organizations, professional service entities, their owners and employees located in the greater Washington, D.C., metropolitan and Northern Virginia area. Locally owned and managed, it is based in Fairfax, Virginia, and has 11 full-service offices in Arlington, Ashburn, Fairfax, Manassas, Reston and Springfield, Virginia; Washington, D.C.; and Baltimore, Bethesda, Rockville and Silver Spring, Maryland.

Forward-Looking Statements

Certain statements contained in this communication may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as “anticipate,” “estimate,” “expect,” “foresee,” “may,” “might,” “will,” “would,” “could,” “believes,” “plans,” “potential,” “continue,” “should,” or “intend,” and similar words or phrases, future or conditional verb tenses, and variations or negatives of such terms. These forward-looking statements include, without limitation, those relating to FVCB’s future growth and management’s outlook or expectations for revenue, assets, asset quality, profitability, business prospects, net interest margin, non-interest revenue, allowance for loan losses, the level of credit losses from lending, liquidity levels, capital levels, or other future financial or business performance strategies or expectations.

Readers are cautioned not to place undue reliance on the forward-looking statements contained in this document in that actual results could differ materially from those indicated in such forward-looking statements, due to a variety of factors. These statements are based upon the beliefs of the management of FVCB as to the expected outcome of future events, current and anticipated economic conditions, nationally and in FVCB’s markets, and their impact on the operations and assets of FVCB, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Factors that could cause actual results to differ materially from forward-looking statements or historical performance include, among others: changes in FVCB’s operating or expansion strategy, availability of and costs associated with obtaining adequate and timely sources of liquidity, the ability to maintain credit quality, possible adverse rulings, judgments, settlements and other outcomes of pending litigation, the ability of FVCB to collect amounts due under loan agreements, changes in consumer preferences, effectiveness of FVCB’s interest rate risk management strategies, laws and regulations affecting financial institutions in general or relating to taxes, the effect of pending or future legislation, delays in integrating Colombo Bank’s business or fully realizing cost savings and other benefits of the merger, business disruption following the merger with Colombo Bank, changes in interest rates and capital markets, inflation, customer acceptance of FVCB’s products and services, customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions and other risk factors. Any forward-looking statement speaks only as of the date of this document, and we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date of this document.